Exhibit 99.1

FOR IMMEDIATE RELEASE

Lincoln Electric Announces Year-End Leadership Transition

John Stropki to Become Executive Chairman

COO Christopher Mapes to be Named President and

Chief Executive Officer

CLEVELAND, July 27, 2012 – Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that John M. Stropki, Jr., 61, who has been Chairman, President and Chief Executive Officer since 2004, will become Executive Chairman of the Board, and Christopher L. Mapes, 50, will be named President and Chief Executive Officer of the Company, both effective December 31, 2012. As Executive Chairman, Mr. Stropki will work closely with Mr. Mapes to ensure a seamless transition for Lincoln Electric’s shareholders, global employee base, key customers, industry associations, and community and government relationships, including Lincoln’s global headquarters’ community in Cleveland. Mr. Mapes has been serving as Chief Operating Officer of the Company since September 1, 2011, and has been a member of the Board of Directors since February 2010.

“This leadership transition is a direct result of the Board’s and John’s conscientious focus on developing a deep, talented and experienced management team at Lincoln Electric,” said Harold L. Adams, Lead Director and Chair of the Nominating and Corporate Governance Committee. “Chris has demonstrated outstanding leadership skills, strategic insight and operational expertise during his time as a director and as a member of the Company’s executive management team, with responsibility for all of Lincoln’s global businesses and product development initiatives. He is highly qualified to lead Lincoln to new levels of growth and value creation, building on the strong global leadership position and phenomenal success that the Company has achieved during John’s tenure as CEO. We thank John for everything he has done to make Lincoln the highly successful global industry leader and premier employer it is today. His continued stewardship of our truly unique culture will ensure a smooth leadership succession for the more than 10,000 dedicated men and women who make up Lincoln’s global workforce.”

Mr. Adams noted that during Mr. Stropki’s tenure as CEO, the Company embarked on the largest expansion of its global manufacturing footprint in its history, successfully integrated key acquisitions, achieved record earnings in 2011, and consistently increased its quarterly dividend.

“It has been a distinct honor and privilege to work with our dedicated Board, loyal employees and global management team as we have focused on a strategy of consistent growth, market leadership and operational excellence, in order to better serve all of our global channel partners,” Mr. Stropki said. “We have a dynamic and powerful strategy in place with our 2020 Vision – a vision that we expect to drive significant accomplishments on a number of important fronts, including targeted compound annual growth of 10% or more in sales and a return on invested capital in excess of 15% through 2020. I am proud of our collective achievements and am fully confident that Chris is the right person to lead Lincoln Electric into its exciting future and continue our long track record of uninterrupted success.”

Mr. Mapes stated, “I am honored by the confidence that the Board and John have shown in my qualifications to lead Lincoln Electric and to follow in the footsteps of great leaders such as John. As we look toward 2020, which will be the 125th anniversary of our Company, we expect to optimize our position as the largest, strongest and most successful welding company in the world through our corporate-wide, embedded commitment to long-term growth, product innovation, customer service and shareholder value creation.”

Mr. Mapes started his career with General Motors and has more than 25 years of progressive executive experience with global industrial manufacturing and distribution companies. During this period, he provided leadership to international operations and gained extensive experience managing global businesses. Prior to joining Lincoln Electric, he was Executive Vice President for the A.O. Smith Corporation and President of its Electrical Products unit. A.O. Smith is a $2 billion global manufacturer. While at A.O. Smith, Mr. Mapes led the expansion and execution of the global strategy for Electrical Products and had full profit and loss responsibilities for the business, with global manufacturing operations and more than 7,000 employees worldwide. He holds a Bachelor of Science degree from Ball State University, a law degree from the University of Toledo (Ohio) and an MBA from Northwestern University’s Kellogg Graduate School of Management.

Mr. Stropki joined Lincoln full-time in 1972 after working summers in the factory while he was an engineering student at Purdue University. He was named Executive Vice President and President, North America in 1996, was elected to the Company’s Board of Directors in 1998, was named Executive Vice President and Chief Operating Officer in 2003, and was elected Chairman, President and Chief Executive Officer in 2004. Mr. Stropki earned a bachelor’s degree in industrial engineering from Purdue University and an MBA from Indiana University. He was elected Vice Chairman of the Manufacturers Alliance for Productivity and Innovation (MAPI) in June 2012. He also serves on the Board of Governors of the National Electrical Manufacturers Association and the Board of Directors of the Greater Cleveland Partnership and the National Association of Manufacturers (NAM).

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 45 manufacturing locations, including operations and joint ventures in 20 countries and a worldwide network of distributors and sales offices covering more than 160 countries.

For more information about Lincoln Electric and its products and services, visit the Company’s website at http://www.lincolnelectric.com.

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; and market risks and price fluctuations related to the purchase of commodities and energy. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

CONTACT:

Roy L. Morrow

(216) 383-4893

Roy_Morrow@lincolnelectric.com

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